Exhibit 99.2

04/01/2014

GlycoMimetics Appoints Tim Pearson to Board of Directors and as Audit Committee Chair

- Pearson, former CFO of MedImmune and Catalyst Health Solutions, Brings Broad Biopharmaceutical and Public Company Financial Experience to GlycoMimetics Board -

GAITHERSBURG, Md. — (BUSINESS WIRE) — GlycoMimetics, Inc. (NASDAQ: GLYC) announced today the addition of Timothy Pearson to its Board of Directors. Mr. Pearson most recently held the position of Chief Financial Officer, Executive Vice President and Treasurer at Catalyst Health Solutions, a publicly held pharmacy benefit manager with over $5 billion in revenues. Mr. Pearson led the company’s financial activities, including performance management, investor relations, SEC compliance, capital strategy and planning, until SXC Health Solutions (now Catamaran Corporation) acquired Catalyst in 2012. Mr. Pearson had previously served as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca PLC, where he had functional responsibility for finance, information technology, strategic planning and governance, and was a member of MedImmune’s Executive Team.

“Having completed our initial public offering in early 2014, it’s ideal for us to now be adding an experienced public company CFO to our Board roster,” said Rachel King, CEO of GlycoMimetics. “The addition of Tim to our Board of Directors comes at the perfect time for our company given his financial experience at MedImmune and Catalyst Health Solutions.”

Mr. Pearson was appointed CFO at Catalyst Health Solutions in July 2011. Before that, he spent 13 years at MedImmune in roles of increasing responsibility. Prior to his promotion to CFO of MedImmune in 2007, he was Vice President of Finance and Treasurer with responsibility for treasury, corporate finance, tax, risk management, Sarbanes-Oxley compliance, internal audit and equity plan administration. During his tenure at MedImmune, Mr. Pearson was a key leader in a number of MedImmune’s financing and M&A transactions, including its $500 million acquisition of U.S. Bioscience and its $1.6 billion acquisition of Aviron, as well as related post acquisition integration efforts. Mr. Pearson was a founding officer and investment committee member of MedImmune Ventures, MedImmune’s venture capital fund that invests in early-stage biotechnology companies. Prior to MedImmune, Mr. Pearson held various financial roles of increasing responsibility at Integrated Health Services, CIGNA Insurance and First National Bank of Maryland. Mr. Pearson, a Certified Public Accountant, holds dual Bachelor of Science degrees in Business Administration from the University of Delaware and Accounting from the University of Maryland University College, as well as a Master of Science degree in Finance from Loyola University.

“Following GlycoMimetics’ IPO and as the company prepares to bring its lead oncology program into the clinic, it’s a great opportunity for me to join the Board of Directors and to help the company push forward in achieving its objectives,” said Mr. Pearson.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection.

GlycoMimetics, Inc.

Brian Hahn, 240-243-1207

bhahn@glycomimetics.com